Share Purchase Agreement

1. Interpretation

1.1 1.2 1.3 1.4 1.5	Definitions Headings Extended Meanings Accounting Principles Currency

2. Schedules

3. Purchased Shares and Purchase Price

3.1 Purchase 3.2 3.3	Payment of Purchase Price Adjustment to Purchase Price

4. Vendor’s and Wave Wireless’ Representations and Warranties

4.1 4.2 4.3 4.4 4.5	Corporate and Share Representations Financial and Tax Representations Property Representations Contractual Representations General Vendor and Wave Wireless’ Representations

5. Purchaser’s Representations and Warranties

5.1 Corporate and General Representations

6. Vendor’s and Wave Wireless’ Covenants

6.1 6.2 6.3 6.4 6.5 6.6	Consents Possession Books and Records Interim Management—Positive Covenants Interim Management—Negative Covenants Other

7. Purchaser’s Covenant

7.1	Financial Records

7.2	Other

8. Purchaser’s Conditions of Closing

8.1	Conditions

8.2	Termination

8.3 Waiver

9. Vendor’s and Wave Wireless’ Conditions of Closing

9.1 9.2 9.3	Conditions Termination Waiver

10. Closing Arrangements

10.1 10.2 10.3	Closing Location Vendor’s and Wave Wireless’ Closing Documents Purchaser’s Closing Documents

10.4 Witholding Tax and Clearance Certificate

11. General

11.1 11.2 11.3 11.4 11.5 11.6 11.7 11.8 11.9 11.10 11.11 11.12 11.13 11.14 11.15 11.16	Reliance
Survival of Vendor’s and Wave Wireless’ Representations
Indemnification by the Vendor and Wave Wireless
Survival of Purchaser’s Representations
Indemnification by the Purchaser
Commissions, Legal Fees
Notices
Time of Essence
Further Assurances
Proper Law
Entire Agreement
Assignment
Benefit and Binding Nature of the Agreement
Amendments and Waiver
Notice by the Corporation
Counterparts

THIS AGREEMENT made as of July 1, 2006

BETWEEN:

WaveRider Communications Inc., a Delaware Corporation, having a principal place of business at 255 Consumers Road, Suite 500, Toronto, Ontario, M2J 1R4.

(the “Vendor”)

Wave Wireless Corporation, a Delaware Corporation, which is the parent company of the Vendor, having a principal place of business at 1996 Lundy Avenue, San Jose, CA 95131.

(“Wave Wireless”)

AND:

VCom Inc., a Canadian Corporation having a place of business at 4210 Commerce Circle, Victoria, BC, Canada, V8Z 6N6.

(“VCom” or the “Purchaser”)

WHEREAS:

A.	The Vendor is the registered and beneficial owner of all the issued and outstanding shares in the capital of WaveRider Communications (Canada) Inc. (“WaveRider Canada”), being 3,200 common shares (the “WaveRider Canada Shares”).

B.	WaveRider Canada is the registered and beneficial owner of all of the issued and outstanding shares of Jetstream Internet Services Inc. (“Jetstream”), being 1 common share (the “Jetstream Share”).

C.	The Vendor is the registered and beneficial owner of all the issued and outstanding shares in the capital of Avendo Wireless Inc. (“Avendo”), being 3,090,000 common shares, (the “Avendo Shares”).

D.	The Vendor is the registered and beneficial owner of all the issued and outstanding shares in the capital of WaveRider Communications (USA) Inc. (“WaveRider USA”), being 100 common shares, (the “WaveRider USA Shares”).

E.	Wave Wireless is the registered and beneficial owner of all of the issued and outstanding shares of the Vendor.

F.	The Vendor, as the registered and beneficial owner of the Acquired Shares, has agreed to sell, and the Purchaser has agreed to purchase, the Acquired Shares, on the terms and conditions contained in this Agreement.

G.	Following the purchase of the Acquired Shares by the Purchaser from the Vendor, the Purchaser will use commercially reasonable efforts to continue WaveRider Canada’s business of the manufacture, distribution and servicing of a line of 900 MHz radios and related products and peripheral equipment (the “900 MHz Product Line”). Subject to the provisions of Recitals J and K below, the Purchaser intends to take over the responsibility for having the 900 MHz Product Line manufactured and delivered to Wave Wireless. Wave Wireless and the Vendor will continue to offer the 900 MHz Product Line for sale to its customers. The Purchaser will add the 900 MHz Product Line to its offering to its customers worldwide.

H.	Following the purchase of the Shares, the Purchaser will use commercially reasonable efforts to continue Jetstream’s business of operating an ISP business in Salmon Arm, British Columbia serving approximately 1,700 subscribers.

I.	Manufacture of the 900 MHz Product Line is performed by Solectron Corporation (“Solectron”) pursuant to a supply agreement entered into by WaveRider Canada and Solectron (the “Solectron Supply Agreement”). Wave Wireless and the Vendor will facilitate Purchaser’s transition into managing the 900 MHz Product Line product supply by providing the IP Licence (defined below) and all necessary design, manufacturing and testing information, as well as all dyes and test jigs to the Purchaser to allow the Purchaser to manufacture the 900 MHz Product Line. Prior to closing, Wave Wireless and the Vendor shall use their best efforts to negotiate the discharge of security interest granted by WaveRider Canada to Solectron (the “Solectron Lien”) as part of the Solectron Supply Agreement.

J.	The Purchaser and Wave Wireless will use their commercially reasonable best efforts to enter into a long-term supply agreement with respect to the 900 MHz Product Line (the “VCom Supply Agreement”). The Purchaser will review the Solectron Supply Agreement and will, where practicable, and commercially reasonable, incorporate its terms into the VCom Supply Agreement. Wave Wireless and the Vendor shall provide the Purchaser with a General Security Agreement creating a security interest over all of its present and after acquired properties and assets as security for performance of its obligations under the VCom Supply Agreement and repayment of any indebtedness owing by Wave Wireless or the Vendor to the Purchaser pursuant to the VCom Supply Agreement. The VCom Supply Agreement shall set forth the prices for products which are part of the 900 MHz Product Line, which prices shall be FOB factory. The VCom Supply Agreement will also include provisions pursuant to which Wave Wireless and the Vendor will provide the Purchaser with initial support in manufacturing the 900 MHz Product Line. The initial prices for products which are part of the 900 MHz Product Line shall be as set forth in Schedule 11 to this Agreement. The VCom Supply Agreement will also contain terms pursuant to which the Purchaser will agree to provide repair services to Wave Wireless customers with respect to the 900 MHz Product Line products currently in the customer base including repair services performed under warranty. The Purchaser and Wave Wireless shall agree to a fee schedule with respect to these repair services prior to the Purchaser being obligated to provide such services.

K.	The Purchaser and Vendor will use their commercially reasonable best efforts to enter into a licence agreement with respect to the intellectual property related to the 900 MHz Product Line, pursuant to which VCom will receive a transferable, perpetual, exclusive, worldwide licence from the Vendor (the “IP Licence”): (i) to utilize the existing intellectual property, which is owned by, or licensed by its Affiliates to, the Vendor in the 900 MHz Product Line, and in the support, repair, development, improvement, manufacture, use, licensing (at any level)sale and lease thereof; and (ii) to incorporate such intellectual property into derivative products (the “Derivative Products”) and utilize such intellectual property in the support, repair, development, improvement, manufacture, use, licensing (at any level) sale and lease thereof . With respect to current products in the 900 MHz Product Line, the IP Licence shall be royalty free with respect to 900 MHz Product Line sales made by the Purchaser to Wave Wireless or its Affiliates and shall provide for a royalty fee of 5% of the net sales price (net of discounts, charge-backs, returns, warranty claims and other setoffs) actually received by the Purchaser in respect of any 900 MHz Product Line sales made by the Purchaser to its customers. With respect to Derivative Products, the IP Licence shall be royalty free with respect to Derivative Products sold to Wave Wireless or its affiliates. The Purchaser and the Vendor will use their commercially reasonable best efforts to negotiate a royalty fee (the “Derivative Product Royalty Fee”) to be paid by the Purchaser to the Vendor in respect of each Derivative Product which is sold by the Purchaser to its customers.

TERMS OF AGREEMENT

NOW THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.	INTERPRETATION

1.1	Definitions

Whenever used in this Agreement or in the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

(a)	“Acquired Companies” means WaveRider Canada, Jetstream, Avendo and WaveRider USA.

(b)	“Acquired Shares” means the WaveRider Canada Shares, the Avendo Shares and the WaveRider USA Shares;

(c)	“Affiliate” has the meaning set out in the Canada Business Corporations Act;

(d)	“Agreement” means this share purchase agreement together with its schedules and all amendments made hereto by written agreement between the Vendor, Wave Wireless and the Purchaser;

(e)	“Business” means, in the case of:

(i)	WaveRider Canada, its business of the manufacture, distribution and servicing of a line of 900 MHz radios to customers worldwide;

(ii)	Jetstream, its business as an Internet Service Provider;

(iii)	Avendo, its business of the development of its MIMO antenna technology; and

(iv)	WaveRider USA, its business as an investment holding company.

(f)	“Clearance Certificate” – means a certificate issued by the Canadian Minister of National Revenue pursuant to Section 116 of the Tax Act (a “Section 116 Certificate”);

(g)	“Closing Date” means July 1, 2006 or such other date as may be mutually agreed upon in writing by the parties;

(h)	“Contracts” includes all contracts listed in Schedule 6 and all other contracts entered into by the Acquired Companies in the ordinary course of business;

(i)	“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, rights and claims, adverse interests, acquisition rights of Third Parties, demands and equities of any nature, whatsoever or howsoever arising, and any rights or privileges capable of becoming any of the foregoing;

(j)	“Financial Statements” means: (i) the audited financial statements of the Acquired Companies for the year ending December 31, 2005, and (ii) the unaudited interim financial statements of the Acquired Companies for the period ending May 31, 2006; copies of which are attached to this Agreement as Schedule 1;

(k)	“General Security Agreement” means the general security agreement, to be entered into by Wave Wireless and the Purchaser, creating a security interest over all of Wave Wireless and its Affiliates’ present and after acquired properties and assets as security for performance of its obligations under the VCom Supply Agreement and repayment of any indebtedness owing by Wave Wireless or its Affiliates to the Purchaser pursuant to the VCom Supply Agreement;

(l)	“Holdback” means 25% of the portion of the Purchase Price allocated to the WaveRider Canada Shares and the Avendo Shares, which amount is to be retained by VCom pending finalization of the transfer of WaveRider Canada’s business operations, delivery by the Vendor to the Purchaser of a Clearance Certificate fixing an amount equal to the portion of the Purchase Price allocated to the WaveRider Canada Shares and the Avendo Shares and any other adjustments contemplated herein.

(m) “Leases” means the leases listed in Schedule 7;

(n) “Licences and Permits” means the licences and permits listed in Schedule 10;

(o)	“Purchaser’s Closing Certificate” means the instrument in the form attached as Schedule 2 to be executed and delivered by the Purchaser to the Vendor under Section 9.1(d);

(p)	“Returns” shall mean all reports, estimates, declarations, information statements, elections, designations and returns of any kind relating to, or required to be filed in connection with, any Taxes;

(q) “Shares” means the Acquired Shares and the Jetstream Share;

(r)	“Taxes” shall mean, with respect to any person, all taxes, however denominated (including any interest, penalties or other additions that may become payable in respect thereof) imposed by any federal, provincial, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal, provincial and state income taxes), capital taxes, payroll and employee withholding taxes, health taxes, employment insurance premiums, Canada or Quebec Pension Plan contributions, social insurance taxes, sales and use taxes, goods and services tax, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a person is directly or indirectly required to pay, withhold, remit, or collect and, in particular and without limiting the generality of the foregoing, all amounts payable under the Tax Act;

(s)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended;

(t)	“Time of Closing” means 12 Noon Eastern Daylight timeon the Closing Date or at such other time on the Closing Date as may be mutually agreed upon in writing by the parties; and

(u)	“Vendor’s Closing Certificate” means the instrument in the form attached as Schedule 3 to be executed and delivered by the Vendor and Wave Wireless to the Purchaser under Section 8.1(e).

1.2	Headings

The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and sections are to Articles and sections of this Agreement. The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.3	Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, wordings importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and companies. The term “including” shall mean including without limitation.

1.4	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by, in the case of the WaveRider Canada, Jetstream and Avendo, the Canadian Institute of Chartered Accountants, and in the case of WaveRider USA, the American Institute of Certified Public Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with prior years.

1.5	Currency

All references to currency herein are to lawful money of Canada unless otherwise indicated.

2.	SCHEDULES

The following schedules are attached to and incorporated in this Agreement by reference and deemed to be part of this Agreement:

Schedule 1—Financial Statements (1(c), 4.2(b))

Schedule 2—Purchaser’s Closing Certificate (1(d), 9.1(e))

Schedule 3—Vendor’s Closing Certificate (1(f), 8.1(f))

Schedule 4—Articles of the Acquired Companies (4.1(h))

Schedule 5—Non-arm’s Length Property (4.2(o))

Schedule 6—Material Assets, Contracts and Agreements (4.3(a), 4.3(b), 4.4(a), 4.4(b), 4.5(b))

Schedule 7—Leases (4.3(a), 4.3(c), 4.4(b))

Schedule 8—Employees (4.4(b), 4.4(d))

Schedule 9—Directors and Officers of the Acquired Companies (4.4(e))

Schedule 10—Licences and Permits (4.3(a), 4.4(a), 4.4(b), 4.5(h))

Schedule 11 – Initial Prices for 900 MHz Product Line

3.	PURCHASED SHARES AND PURCHASE PRICE

3.1	Purchase

Subject to the terms and conditions of this Agreement and based on the representations and warranties of the Vendor set forth in this Agreement, on the Closing Date the Vendor will sell, assign and transfer to the Purchaser and the Purchaser will purchase from the Vendor all (but not less than all) of the Acquired Shares for a total purchase price of US$915,878.00  (the “Purchase Price”) subject to adjustment in the manner provided in Section 3.3 below. The Purchase Price shall be allocated as follows:

	WaveRider Canada Shares Avendo Shares WaveRider USA Shares	US$915,876.00 US$ 1.00 US$ 1.00

3.2	Payment Purchase Price

The Purchase Price will be paid and satisfied as provided in Section 10.3 and delivered by the Purchaser to the Vendor on the Closing Date against delivery to the Purchaser of a share certificates evidencing the Shares duly endorsed for transfer to the Purchaser.

3.3	Adjustment to Purchase Price

The Purchase Price shall be initially based on the May 31, 2006 interim Financial Statements for the Acquired Companies and shall be finally adjusted post closing to reflect the net changes in the items in 3.3(a) to (g) below between May 31, 2006 and the Closing Date (the “Post Closing Purchase Price Adjustments”). The Purchase Price will be:

(a)	decreased, dollar for dollar, by an amount equal to all liabilities owing by the Acquired Companies to non-arm’s length or related parties (including the Vendor, Wave Wireless and their Affiliates) other than other Acquired Companies as at the Closing Date ;

(b)	decreased, dollar for dollar, by an amount equal to any severance or similar obligation owed by the Acquired Companies to any of the employees to be terminated by the Acquired Companies prior to or contemporaneously with the Closing and not fully reflected in the current liabilities of the Acquired Companies as at the Closing Date ; and

(c)	increased, dollar for dollar, by an amount equal to the value of the non-obsolete inventory of the Acquired Companies as at the Closing Date subject to verification by physical inventory count to be performed by the Purchaser within 90 days of Closing, based on the actual cost of such inventory to the Acquired Companies;

(d)	increased, dollar for dollar, by an amount equal to the net cash balances of the Acquired Companies as at the Closing Date;

(e)	increased, dollar for dollar, by an amount equal to the accounts receivable of the Acquired Companies which have been outstanding for less than 90 days as at the Closing Date;

(f)	decreased, dollar for dollar, by an amount equal to the accounts payable of the Acquired Companies as at Closing Date.

(g)	increased or decreased, as the case may be, for the net change in the other assets or liabilities of the Acquired Companies not specifically listed in 3(a) to (f) as at the Closing Date, with the exception of the intercompany debt owed by WaveRider Canada to WaveRider USA.

4.	VENDOR’S AND WAVE WIRELESS’ REPRESENTATIONS AND WARRANTIES

In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor and Wave Wireless jointly and severally represent and warrant to the Purchaser as follows and acknowledge that notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser, except as otherwise disclosed in any document provided to the Purchaser , the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with its purchase of the Acquired Shares and completion of the other transactions contemplated hereunder:

4.1	Corporate and Share Representations

(a)	WaveRider Canada is a valid and subsisting corporation, duly incorporated and organized under the law of Canada, is not a reporting issuer and is in good standing with respect to the filing of annual returns pursuant to the Canada Business Corporations Act.

(b)	Jetstream is a valid and subsisting corporation, duly incorporated and organized under the law of Canada, is not a reporting issuer and is in good standing with respect to the filing of annual returns pursuant to the Canada Business Corporations Act.

(c)	Avendo is a valid and subsisting corporation, duly incorporated and organized under the law of Ontario, is not a reporting issuer and is in good standing with respect to the filing of annual returns pursuant to the Ontario Business Corporations Act.

(d)	WaveRider USA is a valid and subsisting corporation, duly incorporated and organized under the law of Nevada , is not a reporting issuer and is in good standing with respect to the filing of annual returns pursuant to the General Corporation Law of the State of Nevada.

(e)	Each of the Acquired Companies has the corporate power to own the assets owned by it and to carry on its Business.

(f)	The authorized capital of WaveRider Canada is an unlimited number of common shares with no par value, of which the WaveRider Canada Shares are the only shares of WaveRider Canada issued and outstanding. The WaveRider Canada Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of WaveRider Canada.

(g)	The authorized capital of the Jetstream is 2,000,000 common shares with no par value, of which the Jetstream Share is the only share of Jetstream issued and outstanding. The Jetstream Share is validly issued and outstanding as a fully paid and non-assessable share in the capital of Jetstream.

(h)	The authorized capital of Avendo is an unlimited number of common shares with no par value, of which the Avendo Shares are the only shares of Avendo issued and outstanding. The Avendo Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Avendo.

(i)	The authorized capital of the WaveRider USA is 1,000 common shares with a par value of US$0.01, of which the WaveRider USA Shares are the only shares of WaveRider USA issued and outstanding. The WaveRider USA Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of WaveRider USA.

(j)	The Vendor owns all of the Acquired Shares as legal and beneficial owner, free and clear of all Encumbrances. WaveRider Canada owns the Jetstream Share as legal and beneficial owner, free and clear of all Encumbrances

(k)	The Vendor and Wave Wireless have due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title to and ownership of the Acquired Shares to the Purchaser, free and clear of all Encumbrances.

(l)	No person, firm or corporation has any agreement or option or any right capable at any time of becoming an agreement to:

(i)	purchase or otherwise acquire the Shares or any of the unissued shares in the capital of the Acquired Companies; or

(ii)	require the Vendor or Wave Wireless to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than under this Agreement.

(m)	The Articles of Incorporation of each of the Acquired Companies are as attached in Schedule 4.

4.2	Financial and Tax Representations

(a)	The Financial Statements of the Acquired Companies are true and correct in every material respect and present fairly the assets, liabilities and financial position of each of the Acquired Companies as at December 31, 2005, or May 31, 2006, as the case may be, including without limitation, all contingent liabilities and the results of its operations for the period set out in each of the Financial Statements, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous period.

(b)	There are no liabilities, contingent or otherwise, of the Acquired Companies which are not disclosed or reflected in the Financial Statements except those incurred in the ordinary course of business, none of which are material, and (except in respect of the Solectron Lien, if not discharged prior to the Time of Closing) none of the Acquired Companies have guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation. Except as disclosed in the Financial Statements, there are no liabilities of any other party capable of creating an Encumbrance on any of the assets of any of the Acquired Companies.

(c)	None of the Acquired Companies is indebted to the Vendor, Wave Wireless, the other Acquired Companies, or any of their respective Affiliates, directors, officers or employees except as disclosed in the Financial Statements.

(d)	Neither the Vendor, Wave Wireless nor any Affiliate, officer, director or employee of the Acquired Companies is now indebted or under obligation to any of the Acquired Companies on any account.

(e)	Since December 31, 2005, no dividend or other distribution on any shares in the capital of the Acquired Companies has been made, declared or authorized and none of the Acquired Companies has either purchased or redeemed or agreed to purchase or redeem any of the Shares.

(f)	No payment of any kind has been made or authorized by the Acquired Companies since December 31, 2005 to or on behalf of the Vendor or Wave Wireless. Since December 31, 2005, the Acquired Companies have not paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director or officer of the Acquired Companies except in the ordinary course of business.

(g)	Since December 31, 2005:

(i)	there has not been any material adverse change in the affairs, business, prospects, operations or condition of the Acquired Companies, financial or otherwise, or any damage, loss or other material adverse change in circumstances affecting the affairs, business, prospects, operations or condition of the Acquired Companies, their Businesses or assets or their right or capacity to carry on business;

(ii)	the Acquired Companies have not waived or surrendered any right of material value;

(iii)	the Acquired Companies have not discharged or satisfied or paid any Encumbrance or obligation or liability except in the ordinary course of business;

(iv)	the Businesses have been carried on in the ordinary course; and

(v)	no capital expenditures in excess of $5,000.00 have been authorized or made by any of the Acquired Companies.

(h)	Except for the Solectron Lien, the Acquired Companies are the owners with good and marketable title, free and clear of all Encumbrances and any other rights of others, of all assets shown or reflected on the Financial Statements, except only such assets of the Acquired Companies as have been disposed of in the usual and ordinary course of business since the date of the Financial Statements and of all assets acquired by the Acquired Companies since the date of the Financial Statements.

(i)	All material transactions of the Acquired Companies have been promptly and properly recorded or filed in or with its respective books and records. The minute books of the Acquired Companies contain records of all the meetings and proceedings of shareholders and directors of the Acquired Companies.

(j)	The Acquired Companies have not before the date of this Agreement, except in the normal course of business:

(i)	acquired any asset from a person with whom they were not dealing at arm’s length except as set out in Schedule 5; or

(ii)	disposed of anything to a person with whom the Acquired Companies were not dealing at arm’s length for proceeds less than the fair market value.

(k)	All Returns required to be filed by or on behalf of the Acquired Companies have been duly filed on a timely basis or, if any such Returns have been filed late or will be filed late, all penalties, costs, interest or other charges whatsoever related to such late filed Returns have been or will be paid, and such Returns are true, complete and correct in all material respects and no adjustment relating to such Returns has been proposed formally or informally by any governmental authority and, to the knowledge of the Vendor, no basis exists for any such adjustment involving a material amount of Taxes. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are directly or indirectly payable by the Acquired Companies with respect to items or periods covered by such Returns;

(l)	The Acquired Companies have paid or provided adequate accruals in the Financial Statements for Taxes, including income taxes and related future taxes, in conformity with generally accepted accounting principles. With respect to any period commencing after December 31, 2005, no liability for Taxes has arisen for any of the Acquired Companies except for Taxes arising in the ordinary course of business;

(m)	The Acquired Companies have made adequate and timely installments on account of material Taxes for each period ending on or prior to the date hereof to the extent required by applicable law;

(n)	For all periods ending on and after December 31, 2001, the Vendor has been furnished by the Acquired Companies or given access to true and complete copies of (i) assessments and reassessments concerning Canadian and American Returns, (ii) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Acquired Companies or on behalf of the Acquired Companies relating to Canadian or American Taxes, and (iii) drafts of all Canadian and American federal, provincial and state income and other tax returns of the Acquired Companies which are prepared for filing prior to the Closing Time.

(o)	No deficiencies exist or have been asserted, directly or indirectly, against the Acquired Companies with respect to Taxes. None of the Acquired Companies are a party to any action or proceeding for assessment or collection of Taxes, nor has any such event been directly or indirectly asserted or threatened against any of them or any of their assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Acquired Companies. No audit of the Canadian or American Returns of the Acquired Companies is in process or, to the knowledge of the Vendor, pending or threatened.

(p)	The Acquired Companies have provided adequate accruals in the Financial Statements (or such amounts are fully funded), for all pension or other employee benefit obligations of the Acquired Companies arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Acquired Companies to the extent required under generally accepted accounting principles.

(q)	The Acquired Companies have in all material respects withheld from payments made to their past or present employees, officers and directors, and to non-residents, the required amount in respect of Taxes and other deductions to be withheld therefrom, and have remitted any material amounts so withheld to the applicable governmental entity within the required time periods under the applicable legislation.

(r)	The Acquired Companies have collected all material Taxes that they were required to collect and, as of the date hereof, all material Taxes (of the nature of payroll or sales taxes) have been remitted to the applicable governmental entity within the required time period.

(s)	None of the Acquired Companies have received any material refund of Taxes or any material credit against Taxes from any relevant governmental entity to which it was not entitled and which has not been returned to any relevant governmental entity.

(t)	None of the Acquired Companies have entered into any Tax allocation, Tax indemnification or Tax sharing agreement in, or having effect during, the past seven years.

(u)	None of the Acquired Companies have any liability for the Taxes of any other person under any applicable Tax law as a transferee or successor, by contract, operation of law or otherwise.

(v)	WaveRider Canada, Jetstream and Avendo are “taxable Canadian Corporations” as defined in the Tax Act;

(w)	As at December 31, 2005:

(i)	WaveRider Canada has filed non-capital loss carry-forwards of $21,721,933.00

(ii) Jetstream has non-capital loss carry-forwards of $287,348.00; and

(iii)	Avendo has non-capital loss carry-forwards of $2,273,049.00.

(x)	As set out in the Financial Statements as at May 31, 2006, the accounts receivable of:

(i)	WaveRider Canada will be good and collectible to a reserve of not less than US$825,000.00; and

(ii)	Jetstream will be good and collectible to a reserve of not less than US$3,700.00.

4.3	Property Representations

(a)	Except for the Leases described in Schedule 7, the Solectron Lien and the Licences and Permits described in Schedule 10, the Acquired Companies have good and marketable title to all their assets and in particular the assets described in Schedule 6, free and clear of all Encumbrances and all of such assets are in good order and repair.

(b)	Except for the Leases, the Acquired Companies are not a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee.

(c)	All equipment listed in Schedule 6, including machinery and trucks, was purchased new, since purchase has been maintained in a manner recommended by the manufacturers and installers, and is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

(d)	The Acquired Companies have good leasehold title to the land and equipment held by it under the Leases, free and clear of all Encumbrances with the exception of the Solectron Lien, has not made any default in the performance of the terms of the Leases that would entitle any of the lessors to terminate any of the Leases or would render the Acquired Companies liable in damages and has not assigned or encumbered any such Leases.

(e)	Except for the intellectual property related to the 900 MHz Products, none of the Vendor, Wave Wireless or any of their Affiliates (other than the Acquired Companies), directors, officers, or shareholders own any assets which are used by any of the Acquired Companies or are necessary or useful in the conduct of their respective Businesses.

4.4	Contractual Representations

(a)	The Contracts and the Licences and Permits are all in good standing and in full force and effect and none of the Acquired Companies or, to the knowledge of the Vendor or Wave Wireless, any other party thereto, are in default of any of their respective obligations thereunder.

(b)	None of the Acquired Companies have any pension plan, profit sharing plan, bonus plan, group insurance or similar plan, or material contract, agreement, undertaking or arrangement, whether oral, written or implied, with any employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others, except as set out in Schedules 6, 7, 8 and 10.

(c)	None of the Acquired Companies is a party to any collective agreement with any labour union or other association of employees and no attempt has been made to organize or certify the employees of any of the Acquired Companies as a bargaining unit.

(d)	The employees of the Acquired Companies remaining with the Acquired Companies after Closing and their current remuneration and terms of employment are described in Schedule 8.

(e)	The directors and officers of the Acquired Companies are set out in Schedule 9.

4.5	General Vendor and Wave Wireless Representations

(a)	There is no basis for and there is no action, suit, judgment, investigation or proceeding outstanding or, to the knowledge of the Vendor or Wave Wireless, pending or threatened against or affecting any of the Acquired Companies.

(b)	None of the Acquired Companies are in breach of any law, ordinance, statute, regulation, bylaw, order, decree, covenant, restriction, plan or permit to which it is subject or which applies to it and the uses to which the assets of any of the Acquired Companies have been put are not in breach of any law, ordinance, statute, regulation, bylaw, order, decree, covenant, restriction, plan or permit, including those regulating the discharge of material into the environment and the storage, treatment and disposal of waste or otherwise relating to the protection of the environment and the health and safety of persons. For greater certainty, none of the assets of the Acquired Companies have been used in a manner which does or will give rise to any obligation of restoration or removal or any liability for the costs of restoration or removal or for the payment of damages to any third party. Except as disclosed in Schedule 6, there are no underground storage tanks on any of the lands or leasehold properties which form part of the assets of the Acquired Companies, nor is there located on them any material amount of toxic chemical, hazardous material, waste or any noxious or dangerous substance which is designated a toxic or hazardous substance in applicable federal, provincial or municipal law, bylaw, regulation or ordinance relating to environmental matters, including asbestos, polychlorinated biphenyls (PCBs), urea formaldehyde, radon gas or radioactive decay products of radon, whether or not they are so designated.

(c)	Each of the Acquired Companies is authorized to carry on business in Ontario, the other provinces and territories of Canada and in the other countries in which each conducts its Business.

(d)	None of the Acquired Companies have experienced nor are any of them or the Vendor or Wave Wireless aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the Business or the results of its operations.

(e)	Neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms will violate the Memorandum or Articles of any of the Acquired Companies or any agreement to which the Vendor, Wave Wireless or any of the Acquired Companies are a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by any of the Acquired Companies and will not result in the creation or imposition of any Encumbrance or restriction of any nature in favour of a third party upon or against the assets of any of the Acquired Companies or any of the Shares or the violation of any law or regulation of Canada, the United States or of any state, province or territory of Canada or the United States, any municipal bylaw, regulation or ordinance or any order or decree of any court or tribunal to which the Vendor, Wave Wireless or an Acquired Company is subject which could materially affect the Business or the Acquired Company or prevent the due and valid transfer of the Shares as provided in this Agreement.

(f)	Each of the Acquired Companies maintains such insurance, in the name of the Vendor, against loss or damage to their assets and with respect to public liability as is reasonably prudent for companies such as the Acquired Companies which coverage will cease on Closing.

(g)	Other than in respect of WaveRider Canada’s ownership of the Jetstream Share, none of the Acquired Companies own, directly or indirectly, any shares or interests in any other company or firm.

(h)	None of the Acquired Companies is a partner or participant in any partnership, joint venture, profit-sharing arrangement or other similar association of any kind, or a party to any agreement under which it agrees to carry on any part of a business or any other activity in such manner or by which it agrees to share any revenue or profit with any other person.

(i)	Schedule 10 contains all Licences and Permits (including operating authorities) required for carrying on each of the Acquired Companies’ Businesses in the manner in which it has heretofore been carried on and all such Licences and Permits are in good standing.

(j)	None of the information and documents furnished by or on behalf of the Vendor or Wave Wireless, or any of their representatives, to the Purchaser or any of its representatives in connection with any of the Acquired Companies, their respective Businesses, the Acquired Shares or the transactions contemplated hereby which are contained in this Agreement or any document incorporated by reference or delivered pursuant hereto, were false or misleading, or contained any untrue statements or misstatement of fact or omitted to state any fact necessary to be stated in order to make any statement therein not misleading in any material respect. To the knowledge of the Vendor and Wave Wireless, all information relating to any of the Acquired Companies, their respective Businesses or the Acquired Shares that would materially affect the Purchaser has in fact been disclosed to the Purchaser.

5.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Vendor as follows, and acknowledges that, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendor and notwithstanding any information or document provided to the Vendor (unless the applicable representation or warranty is specifically qualified by reference to such document in this Agreement), the Vendor is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Shares by the Vendor to the Purchaser and the completion of the other transactions contemplated hereunder:

5.1	Corporate and General Representations

(a)	The Purchaser is a valid and subsisting corporation, duly incorporated and organized under the law of Canada, is a reporting issuer and is in good standing with respect to the filing of annual returns pursuant to the Canada Business Corporations Act.

(b)	Neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms will violate the Memorandum or Articles of the Purchaser or any agreement to which the Purchaser is a party, and will not result in the creation or imposition of any lien, claim, charge, encumbrance or restriction of any nature in favour of a third party upon or against the assets of the Acquired Companies or the Shares or the violation of any law or regulation of Canada or of any province or territory of Canada, any municipal bylaw or ordinance or any order or decree of any court or tribunal to which the Purchaser is subject which could prevent the due and valid transfer of the Shares as provided in this Agreement.

(c)	The Purchaser is not a non-Canadian as that term is defined in the Investment Canada Act.

(d)	The Purchaser has due and sufficient right, power and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to perform its obligations under this Agreement.

6.	VENDOR’S AND WAVE WIRELESS’ COVENANTS

The Vendor and Wave Wireless jointly and severally covenant and agree with the Purchaser that they shall do or cause to be done the following:

6.1	Consents

Both before and after the Closing Date, the Vendor and Wave Wireless will use all reasonable efforts to assist the Purchaser in obtaining from all appropriate federal, provincial, state, municipal and other governmental or administrative bodies and all other persons all such approvals and consents in form and terms satisfactory to counsel for the Purchaser as are necessary or required in order to permit the sale, transfer and assignment of all of the right, title and interest of the Vendor and Wave Wireless in and to the Acquired Shares to the Purchaser.

6.2	Possession

At or before the Time of Closing, the Vendor and Wave Wireless will deliver to the Purchaser possession of all books, records, book accounts, lists of suppliers and customers of the Acquired Companies and all other documents, files, records and other data, financial or otherwise, relating to the Business and the assets of the Acquired Companies.

6.3	Books and Records

At all times up to the Closing Date, the Vendor and Wave Wireless will permit the Purchaser, and its auditors, solicitors and other authorized persons, to make such investigation of the assets of the Acquired Companies and of their financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such assets and other matters and to have full access to the Business premises and to all records, documents and other information related to any of the Acquired Companies or their respective Businesses, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements.

6.4	Interim Management—Positive Covenants

From the date of this Agreement to the Closing Date, the Vendor and Wave Wireless will:

(a)	cause each of the Acquired Companies to:

(i)	carry on its Business in the ordinary course, in a prudent, businesslike and efficient manner and substantially in accordance with the procedures and practices in effect on December 31, 2005;

(ii)	maintain insurance on its assets as they are insured on the date of this Agreement;

(iii)	use all reasonable efforts to preserve and maintain the goodwill of its Business and the Businesses of the other Acquired Companies;

(iv)	do all necessary repairs and maintenance to its assets and take reasonable care to protect and safeguard those assets;

(b)	use all reasonable best efforts to negotiate the discharge of the Solectron Lien together with any other security interest granted by the WaveRider Canada to Solectron as part of the Solectron Supply Agreement;

(c)	provide interim financial statements for each of the Acquired Companies for the period ending May 31, 2006;

(d)	take such steps as are necessary to remove the guarantees made by any of the Acquired Companies to the Silicon Valley Bank; and

(e)	take such steps as are necessary to terminate the employment of all employees of any of the Acquired Companies who are not listed in Schedule 8, and to fully discharge any obligations of severance, notice or payment in lieu of notice owed to such employees prior to the Time of Closing.

6.5	Interim Management—Negative Covenants

From the date of this Agreement to the Closing Date, the Vendor and Wave Wireless will not permit any of the Acquired Companies, without the prior consent in writing of the Purchaser to:

(a)	purchase or sell, consume or otherwise dispose of any of its assets except in the ordinary course of business;

(b)	enter into any contract or assume or incur any liability except in the ordinary course of business or which is not material;

(c)	settle any account receivable of a material nature at less than face value net of the reserve for that account;

(d)	waive or surrender any material right;

(e)	discharge, satisfy or pay any Encumbrance or other obligation or liability except in the ordinary course of business or as specifically required hereunder;

(f)	make any capital expenditure or commitment for any capital expenditure; or

(g)	make any changes to existing accounting practices related to any of the Acquired Companies, except as required by law or generally accepted accounting principles, or make any material Tax election inconsistent with past practice.

6.6	Other

Both before and after the Closing Date, the Vendor and Wave Wireless:

(a)	will use their best efforts to negotiate and finalize the terms of the VCom Supply Agreement;

(b)	will use their best efforts to negotiate and finalize the terms of the IP Licence and the Product Royalty Fee;

(c)	will use their best efforts to negotiate and finalize the terms of the General Security Agreement;

6.7	Tax Returns

(a)	The Vendor shall be responsible for preparing and filing, and the Purchaser shall allow the Vendor to and shall take reasonable steps to ensure that the Vendor is allowed to, on behalf of and in the name of each of the Acquired Companies, prepare and file all tax returns, elections, filings or reports required by law to be filed for each of the Acquired Companies’ taxation years ending on or before December 31, 2005 and the Purchaser shall cause the Acquired Companies to execute the foregoing documents, provided that:

(i)	the Purchaser shall, and shall cause the Acquired Companies to, provide such reasonable assistance to and cooperate with the Vendor to have such tax returns, elections, filings or reports.

(ii)	all such tax returns, elections, filings or reports shall be consistent in all respects with the representations and warranties in respect of tax matters contained herein;

(iii)	prior to filing any such tax returns, elections, filings or reports, the Vendor shall first supply draft copies of the finalized documents to the Purchaser for review and comment and shall only file the same upon obtaining the prior consent of the Purchaser thereto (such consent not to be unreasonably withheld or delayed).

(b)	The Vendor shall be responsible for preparing and filing, on behalf of and in the name of each of the Acquired Companies, all tax returns, elections, filings or reports required by law to be filed for each of the Acquired Companies’ taxation years ending on or immediately before the Closing Date, provided that:

(i)	the Purchaser shall provide such reasonable assistance to and cooperate with the Vendor to have such tax returns, elections, filings or reports prepared;

(ii)	prior to filing any such tax returns, elections, filings or reports, the Vendor shall first supply draft copies of the finalized documents to the Purchaser for review and comment and shall only file the same upon obtaining the prior consent of the Purchaser thereto (such consent not to be unreasonably withheld and delayed).

(c)	Both before and after the Closing Date, the Vendor and Wave Wireless:

(i)	will not permit any of the Acquired Companies to amend any Returns filed with the Canada Revenue Agency or the Internal Revenue Service without the prior written consent of the Purchaser; and

(ii)	will not amend any Returns filed by either of them with the Canada Revenue Agency or the Internal Revenue Service where such amendment is related to any of the Acquired Companies, their Businesses or the Vendor or Wave Wireless’ ownership of the Acquired Shares or financial support of, or other dealings with, any of the Acquired Companies, without the prior written consent of the Purchaser.

7.	PURCHASER’S COVENANT

The Purchaser covenants and agrees with the Vendor that it shall do or cause to be done the following:

7.1	Financial Records

The Purchaser will undertake commercially reasonable steps to maintain in safekeeping for seven years following the Closing Date all material financial records of the Acquired Companies which come into the possession of the Purchaser on the Closing Date and which relate to the Business before the Closing Date and will allow the Vendor and Wave Wireless access thereto if the Purchaser makes any claim against the Vendor or Wave Wireless relating to this Agreement, if the Vendor or Wave Wireless is investigated or audited by a taxation or other authority, or for any other bona fide business purpose which is not adverse to the interests of the Acquired Companies, as determined by the Purchaser acting reasonably.

7.2	Other

Both before and after the Closing Date, the Purchaser:

(a)	will use its best efforts to negotiate and finalize the terms of the VCom Supply Agreement;

(b)	will use its best efforts to negotiate and finalize the terms of the IP Licence and the Product Royalty Fee;

(c)	will use its best efforts to negotiate and finalize the terms of the General Security Agreement.

8.	PURCHASER’S CONDITIONS OF CLOSING

8.1	Conditions

The obligations of the Purchaser under this Agreement are subject to the following conditions for the exclusive benefit of the Purchaser being: (i) fulfilled in all material respects in the reasonable opinion of the Purchaser at the Time of Closing; or, (ii) where such conditions are not so fulfilled, (A) waived by the Purchaser at or before the Time of Closing; or (B) if agreed by the Vendor, Wave Wireless and the Purchaser, indemnified for by the Vendor and Wave Wireless:

(a)	the representations and warranties of the Vendor and Wave Wireless contained in this Agreement will be true and correct on and as of the Closing Date;

(b)	the Vendor and Wave Wireless will have complied with all terms, covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

(c)	no material loss or destruction of or damage to any of the assets of any of the Acquired Companies will have occurred between the date of this Agreement and the Time of Closing;

(d)	no action or proceeding against any of the Acquired Companies, the Vendor or Wave Wireless will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)	the purchase and sale of the Acquired Shares contemplated by this Agreement or the right of the Purchaser to own the Acquired Shares; or

(ii)	the right of each of the Acquired Companies to conduct its operations and carry on its Business in the ordinary course as such Business and operations have been carried on in the past;

(e)	the Vendor and Wave Wireless will tender to the Purchaser a Vendor’s Closing Certificate substantially in the form of Schedule 3 signed by the Vendor certifying the truth and correctness at the closing of the representations and warranties of the Vendor and Wireless contained in Article 4, the performance of all covenants and agreements of the Vendor and Wave Wireless and that the condition described in subsection 8.1(d) does not exist as at the Closing Date;

(f)	all directors and officers of the Acquired Companies specified by the Purchaser will resign and only the employees listed in Schedule 8 will be employed by the Acquired Companies;

(g)	the Vendor, Wave Wireless and all directors, officers and shareholders of the Acquired Companies will have executed releases in favour of the Acquired Companies, in a form satisfactory to the Purchaser, from any and all possible claims against the Acquired Companies arising from any act, matter or thing arising at or before the Time of Closing;

(h)	all necessary steps and proceedings will have been taken to permit the Acquired Shares to be duly and regularly transferred to and registered in the name of the Purchaser; and

(i)	The Vendor and Wave Wireless will deliver to the Purchaser at the Time of Closing an opinion of the Vendor’s and Wave Wireless’ counsel, addressed to the Purchaser, in form satisfactory to Purchaser’s counsel that:

(i)	Each of the Acquired Companies is a valid and subsisting corporation, duly incorporated and organized under laws of the Canada, Ontario and Nevada as the case may be and is in good standing with respect to the filing of annual reports pursuant to the Canada Business Corporations Act, Ontario Business Corporations Act and the General Corporation Law of the State of Nevada Act, as the case may be;

(ii)	the number of authorized and issued shares in the capital of the Acquired Companies is as warranted by the Vendor and Wave Wireless and the Shares are duly authorized, validly issued and outstanding as fully paid and non-assessable; and

(iii)	all necessary steps and corporate proceedings have been taken to permit the Shares to be duly and validly transferred to and registered in the name of the Purchaser.

(j)	all actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Acquired Shares, shall have been approved as to form and legality by Purchaser’s counsel, acting reasonably.

8.2	Termination

If any of the conditions in section 8.1 is not fulfilled or waived or indemnified for, the Purchaser on the Closing Date may terminate this Agreement by notice in writing to the Vendor and Wave Wireless. In such event, the Purchaser shall be released from all obligations under this Agreement, and the Vendor and Wave Wireless will also be released unless the Vendor or Wave Wireless were reasonably capable of causing such condition or conditions to be fulfilled or the Vendor or Wave Wireless has breached any of its representations, warranties, covenants or agreements in this Agreement.

8.3	Waiver

The conditions in section 8.1 may be waived in whole or in part without prejudice to any right of termination or any other right in the event of the non-fulfillment of any other condition or conditions. A waiver will be binding only if it is in writing.

9.	VENDOR’S AND WAVE WIRELESS’ CONDITIONS OF CLOSING

9.1	Conditions

The obligations of the Vendor and Wave Wireless under this Agreement are subject to the following conditions for the exclusive benefit of the Vendor and Wave Wireless being: (i) fulfilled in all material respects in the reasonable opinion of the Vendor at the Time of Closing; or (ii)where such conditions are not so fulfilled, (A) waived by the Vendor at or before the Time of Closing; or (B) if agreed by the Vendor, Wave Wireless and the Purchaser, indemnified for by the Purchaser:

(a)	the representations and warranties of the Purchaser contained in the Agreement will be true and correct on and as of the Closing Date;

(b)	the Purchaser will have complied with all terms, covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date; and

(c)	no action or proceeding against the Purchaser will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)	the purchase and sale of the Shares contemplated by this Agreement or the right of the Purchaser to own the Shares; or

(ii)	the right of the Acquired Companies to conduct their operations and carry on the Business in the ordinary course as the Business and its operations have been carried on in the past; and

(d)	the Purchaser will tender to the Vendor a Purchaser’s Closing Certificate substantially in the form of Schedule 2 signed by an officer of the Purchaser certifying the truth and correctness at the Closing Date of the representations and warranties of the Purchaser contained in Article 5, the performance of all covenants and agreements of the Purchaser, and that the condition described in subsection 9.1(c) does not exist as at the Closing Date.

9.2	Termination

If any of the conditions in Section 9.1 is not fulfilled or waived or indemnified for, the Vendor and Wave Wireless on the Closing Date may terminate this Agreement by notice in writing to the Purchaser. In such event, the Vendor and Wave Wireless shall be released from all obligations under this Agreement, and the Purchaser will also be released unless the Purchaser was reasonably capable of causing such condition or conditions to be fulfilled or the Purchaser has breached any of its representations, warranties, covenants or agreements in this Agreement.

9.3	Waiver

The conditions in section 9.1 may be waived in whole or in part without prejudice to any right of termination or any other right in the event of non-fulfillment of any other condition or conditions. A waiver will be binding only if it is in writing.

10.	CLOSING ARRANGEMENTS

10.1	Closing Location

The closing of the purchase and sale and the other transactions contemplated by this Agreement (the “Closing”) will take place at the Time of Closing on the Closing Date at the offices of the Purchaser, or such earlier or later date and location as the parties may agree in writing.

10.2	Vendor’s and Wave Wireless’ Closing Documents

At the Closing, the Vendor and Wave Wireless will tender to the Purchaser:

(a)	resignations in writing of all directors and officers of each of the Acquired Companies;

(b)	releases from each director, officer and shareholder of each of the Acquired Companies, releasing the Acquired Companies from any and all possible claims against any of the Acquired Companies arising from any act, matter or thing arising at or before the Time of Closing;

(c)	certified copies of resolutions of the directors of each of the Authorized Companies in form satisfactory to the Purchaser, acting reasonably, authorizing the transfer of the Acquired Shares to and registration of the Acquired Shares in the name of the Purchaser and issue of new share certificates representing the Acquired Shares in the name of the Purchaser;

(d)	share certificates in the name of the Vendor representing the Acquired Shares duly endorsed for transfer and duly executed share certificates representing the Acquired Shares in the name of the Purchaser;

(e)	the register of shareholders of the Acquired Companies recording that the Purchaser is the holder of all issued and outstanding shares of the Acquired Companies, other than Jetstream and recording that WaveRider Canada is the holder of all issued and outstanding shares of Jetstream;

(f)	an opinion in the form described in section 8.1(i);

(g)	all corporate records and books of account of the Acquired Companies including minute books, share registers and annual reports, and a certificate of good standing;

(h)	every seal of the Acquired Companies; and

(i)	all such other documents and instruments as the Purchaser may reasonably require.

10.3	Purchaser’s Closing Documents

At the Closing, the Purchaser will tender to the Vendor:

(a) a wire transfer payable to the Vendor for the Purchase Price minus:the Holdback; and

(b) all such other documents and instruments as the Vendor may reasonably require.

10.4	Release of Holdback

The Holdback will be released by the Purchaser to the Vendor on the following terms:

(a)	If a Clearance Certificate fixing an amount equal to the portion of the Purchase Price allocated to the WaveRider Canada Shares and the Avendo Shares is provided by the Vendor to the Purchaser within 90 days from Closing:

(i)	the Purchaser shall immediately release that portion of the Holdback which exceeds 10% of the Purchase Price to the Vendor; and

(ii)	the Purchaser shall release the balance of the Holdback subject to a dollar for dollar adjustment for the Post Closing Purchase Price Adjustments and a dollar for dollar reduction for any receivables which were outstanding at the closing date and which remain outstanding 90 days after the Closing Date (the “Uncollectible Receivables”), 90 days after Closing.

(b)	If a Clearance Certificate fixing an amount equal to the portion of the Purchase Price allocated to the WaveRider Canada Shares and the Avendo Shares is

provided by the Vendor to the Purchaser after 90 days from Closing, the Vendor shall immediately release the Holdback to the Vendor subject to a dollar for dollar adjustment for the Post Closing Purchase Price Adjustments, a dollar for dollar reduction for any amounts paid to the Receiver General of Canada in satisfaction of the Purchaser’s withholding tax liability hereunder pursuant to Section 116 of the Tax Act and a dollar for dollar reduction for the Uncollectible Receivables.

(c)	Notwithstanding any other provision of this section, if a Clearance Certificate fixing an amount equal to the the portion of Purchase Price allocated to the WaveRider Canada Shares and the Avendo Shares has not been provided by the Vendor to the Purchaser as set out above on or before the 30th day after the end of the month in which the Closing Date occurs, the Purchaser shall remit that amount which is equal to 25% of the Purchase Price allocated to the WaveRider Shares and the Avendo Shares to the Receiver General for Canada as is required to satisfy the Purchaser’s withholding tax liability in respect of the purchase of the WaveRider Canada Shares and the Avendo Shares from the Vendor pursuant to section 116 of the Tax Act, unless the Vendor provides evidence satisfactory to the Purchaser (acting reasonably) that the Canadian Minister of National Revenue has instructed that the no such portion of the Holdback be remitted at such time.

(d)	In the event that Section 10.4(c) applies to defer the time at which amounts would otherwise be required to be remitted to the Receiver General for Canada, the provisions of Section 10.4(c) shall continue to apply to the Holdback as if the reference to the date that such amounts are required to be remitted to the Receiver General for Canada were instead a reference to the new date set by the Canada Revenue Agency as the date for the remittance or the date remittance is otherwise required by law;

(e)	If the certificate limit in the Clearance Certificate provided to the Purchaser is less than (or is otherwise issued based upon the payment of an amount less than) the portion of the Purchase Price of the Shares allocated to the WaveRider Canada Shares and the Avendo Shares, the Purchaser shall remit 25% of the difference between such excess Purchase Price allocated to the WaveRider Canada Shares and the Avendo Shares and the certificate limit shown in the Clearance Certificate to the Receiver General for Canada, in satisfaction of the Purchaser’s withholding tax liability in respect of the purchase of the Shares pursuant to section 116 of the Tax Act, and any funds remaining in the Holdback after such payment shall be dealt with as provided in Sections 10.3(a) and (b). .

(f)	If, after the release of the Holdback, the Purchaser receives any funds on account of Uncollectible Receivables, the Purchaser shall immediately release these funds to the Vendor.

(g)	In the event the Holdback is insufficient to satisfy the dollar for dollar adjustment for the Post Closing Purchase Price Adjustments, the dollar for dollar reduction for the Uncollectible Receivables, and the dollar for dollar reduction for any amounts paid by the Purchaser to the Receiver General of Canada in satisfaction of the Purchaser’s withholding tax liability hereunder pursuant to Section 116 of the Tax Act, Wave Wireless and the Vendor agree, jointly and severally, to forthwith pay VCom the amount of any shorftfall.

11.	GENERAL

11.1	Reliance

The Vendor and Wave Wireless acknowledge and agree that the Purchaser has entered into this Agreement relying on the representations, warranties, covenants and agreements and other terms and conditions of this Agreement and that no information which is now known, which may become known or which could upon investigation have become known to the Purchaser or any of its present or future officers, directors or professional advisors in any way limits or extinguishes any rights the Purchaser may have against the Vendor, including without limitation, any right to indemnity under section 11.3 of this Agreement.

11.2	Survival of Vendor’s and Wave Wireless’ Representations

The representations, warranties, covenants and agreements of the Vendor and Wave Wireless contained in this Agreement and in any document or certificate given under this Agreement will survive the closing of the transactions contemplated by this Agreement and remain in full force and effect for a period of 3 years notwithstanding any waiver by the Purchaser unless such waiver was made after notice in writing by the Vendor and Wave Wireless to the Purchaser setting forth the breach.

11.3	Indemnification by the Vendor and Wave Wireless

The Vendor and Wave Wireless, jointly and severally, covenant and agree to indemnify and save the Purchaser, its directors, officers, employees and shareholders harmless from and against any and all claims, demands, actions, causes of action, damages, losses, deficiencies, costs, liabilities (including any tax liability, interest, fines or penalties) and expenses (including legal fees on a solicitor-and-his own client basis) which may be made or brought against any of the foregoing or which any of the foregoing may suffer or incur as a result of, in respect of or arising out of, directly or indirectly:

(a)	any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendor or Wave Wireless contained in this Agreement or in any document given thereby in order to carry out the transactions contemplated hereby; or

(b)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor or Wave Wireless contained in this Agreement, the Vendor’s and Wave Wireless’ Closing Certificate or contained in any document or certificate given in order to carry out the transactions contemplated hereby.

11.4	Survival of Purchaser’s Representations

The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement and in any document or certificate given under this Agreement shall survive the closing of the transactions contemplated by this Agreement and shall remain in full force and effect for a period of 3 years notwithstanding any waiver by the Vendor and Wave Wireless unless such waiver was made after notice in writing by the Purchaser to the Vendor and Wave Wireless setting forth the breach.

11.5	Indemnification by the Purchaser

The Purchaser covenants and agrees to indemnify and save the Vendor and Wave Wireless, its directors, officers, employees and shareholders harmless from and against any and all claims, demands, actions, causes of action, damages, losses, deficiencies, costs, liabilities and expenses (including legal fees on a solicitor-and-his own client basis) which may be made or brought against any of the foregoing or which any of the foregoing may suffer or incur as a result of, in respect of or arising out of, directly or indirectly:

(a)	any non-performance or non-fulfillment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any document given thereby in order to carry out the transactions contemplated hereby; or

(b)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement, the Purchaser’s Closing Certificate or contained in any document or certificate given in order to carry out the transactions contemplated hereby.

11.6	Commissions, Legal Fees

Each of the parties will bear the fees and disbursements of the respective lawyers, accountants and consultants engaged by them respectively in connection with this Agreement and will not cause or permit any such fees or disbursements to be charged to the Acquired Companies before the Closing Date.

11.7	Notices

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To the Vendor:	255 Consumers Road, Suite 500

and Wave Wireless	Toronto, Ontario M2J 1R4 Attention:	Charles W. Brown, CEO

To the Purchaser: .	4210 Commerce Circle Victoria, BC V8Z 6N6 Attention:	Corporate Counsel

or to such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivery if it is a business day and otherwise on the next succeeding business day and, if mailed in Canada, on the fifth business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

11.8	Time of Essence

Time is of the essence of this Agreement.

11.9	Further Assurances

Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure to the Purchaser the Acquired Shares.

11.10	Proper Law

This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without regard to conflicts of laws principles).

11.11	Entire Agreement

This Agreement (including its Schedules) contains the whole agreement between the Vendor and Wave Wireless and Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions between the parties and there are no representations, warranties, covenants, conditions or other terms other than expressly contained in this Agreement.

11.12	Assignment

This Agreement may not be assigned by any party without the prior written consent of the other party, which consent may be arbitrarily withheld.

11.13	Benefit and Binding Nature of the Agreement

This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

11.14	Amendments and Waiver

No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same, and unless otherwise provided, will be limited to the specific breach waived. The rights and remedies of the parties under this Agreement are cumulative and in addition and without prejudice to and not in substitution for any rights or remedies provided by law.

11.15	Notice by the Corporation

Each of the Acquired Companies, by its execution hereof, acknowledges that it has notice of the terms of this Agreement and consents hereto and hereby covenants with the parties hereto to give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

11.16	Counterparts

This Agreement may be executed in two or more counterparts including facsimile transmissions, each of which shall be an original and together which shall constitute one and the same instrument.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the date and year first above written.

WAVERIDER COMMUNICATIONS INC.
By:_____________________________	VCOM INCORPORATED
Name:	By: Name:
Title:	Title:

WAVE WIRELESS CORPORATION By: Name:
Title: